Exhibit 99.1

For Immediate Release

CORRECTIONAL SERVICES CORPORATION

Correctional Services Corporation Announces Agreement to Settle Alexander Wrongful Death Lawsuit and Related Claims; Settlement Contingent Upon Completion of Pending Acquisition of CSC by The GEO Group

Sarasota, Florida – Correctional Services Corporation (NASDAQ NMS:CSCQ) (“CSC”) today announced that CSC and its liability insurers have entered into a comprehensive agreement to settle all claims and lawsuits that have arisen out of the death of Bryan Dale Alexander (the “Settlement Agreement”). The settlement is contingent upon, and subject to, the closing of the acquisition of CSC by The GEO Group, Inc. (“GEO”).

As announced previously, GEO and CSC have entered into an agreement pursuant to which GEO has agreed to acquire CSC subject to the approval of CSC’s shareholders and the satisfaction of certain other closing conditions. CSC has scheduled a special shareholders meeting for November 4, 2005 at which CSC’s shareholders will consider and vote upon the acquisition.

The Settlement Agreement encompasses, and if and when effective will resolve, all of the claims and lawsuits that have been or could have been asserted against CSC, Knyvett Reyes, Tarrant County, Texas and certain of the judges of Tarrant County, Texas by the estate and parents of Mr. Alexander, as well as the insurance coverage dispute between CSC and its liability insurers, Northland Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA pertaining to such claims. The Settlement Agreement also will resolve a pending claim for indemnification that has been asserted against CSC by certain of the judges who have been named as defendants in the lawsuit brought against them by Mr. Alexander’s estate and parents.

The monetary terms of the Settlement Agreement are confidential; however, pursuant to the terms of the Settlement Agreement, if the proposed acquisition of CSC by GEO is completed, following the acquisition, CSC will be obligated to contribute approximately $2.7 million to the settlement. If the proposed acquisition of CSC by GEO is not completed, then the Settlement Agreement will become null and void.

For more information about the matters addressed in this release, please contact:

Correctional Services Corporation

John R. Mentzer, III

Vice President and General Counsel
(941) 953.9199